Exhibit 99.1

             Flexsteel Provides First Quarter Information

    DUBUQUE, Iowa--(BUSINESS WIRE)--Oct. 22, 2003--Flexsteel Industries, Inc. (Nasdaq:FLXS) announced today that it expects to release first quarter earnings during the second week of November 2003.
    As previously announced, Flexsteel acquired DMI Furniture, Inc. effective September 18, 2003 and finalized an agreement and plan of merger on October 1, 2003. As a result of the acquisition, additional time is required to complete regulatory reporting requirements and the consolidation of DMI with Flexsteel. DMI's operations for the period September 18 through September 30, 2003 will be included in Flexsteel's consolidated financial statements for the quarter ended September 30, 2003.
    Excluding the results of DMI, Flexsteel anticipates net sales for the quarter ended September 30, 2003 to be approximately $74 million, approximately 5% higher than the net sales reported in the prior year quarter. Earnings per share are estimated to be in the range of $0.26 to $0.31 per diluted share before the consolidation of DMI.
    Senior management will host a conference call for analysts to review the first quarter operating results following the release of earnings.
    For more information, visit our web site at http://www.flexsteel.com.
    Statements, including those in this release, which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure with customers, and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Treasurer, 563-556-7730  x392